UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

MORGANS HOTEL GROUP CO.

(NAME OF THE REGISTRANT AS SPECIFIED IN ITS CHARTER)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Neither the SEC nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

Morgans Hotel Group Co. (which we refer to as Morgans, the Company, we, our or us) filed a definitive proxy statement with the Securities and Exchange Commission (“SEC”) on August 4, 2016 (as amended and supplemented by that certain Schedule 14A filed with the SEC on September 7, 2016, the “proxy statement”), in connection with the special meeting of the Company’s stockholders to be held on September 14, 2016, adjourned to September 26, 2016, in connection with the proposed merger between the Company and an affiliate of SBEEG Holdings, LLC (which we refer to as Purchaser). Capitalized terms used but not defined herein have the meanings set forth in the proxy statement.

The following information amends and supplements information in the proxy statement.

Press Release

MORGANS RECEIVES REVISED TAKEOVER PROPOSAL AND WILL ADJOURN SPECIAL MEETING OF STOCKHOLDERS TO EVALUATE

The Morgans Board has not made any change in its recommendation in favor of the merger with SBEEG Holdings, LLC

NEW YORK, Sept. 14, 2016 (GLOBE NEWSWIRE) — Morgans Hotel Group Co. (NASDAQ:MHGC) today announced that it has received a letter dated September 13, 2016, the redacted text of which is included in this press release, from the group identified in Morgans’ proxy materials as “Bidder V.” This letter reconfirms the interest of Bidder V in pursuing an acquisition of the common stock of Morgans for $2.75 per share. As part of its submission, Bidder V also furnished to Morgans a letter of intent from a new potential financing source which indicated that this financing source is prepared, subject to due diligence and definitive documentation, to provide up to $500 million in capital to support the transaction. Bidder V also provided to Morgans an executed non-disclosure agreement in the form previously requested by Morgans.

As disclosed in proxy materials previously filed by Morgans with the SEC, Bidder V had, on July 18, 2016, submitted an unsolicited, preliminary proposal for an acquisition of the common stock at $2.75 per share. Subsequent to July 18, 2016, members of management of Morgans, individual Board members and the Company’s legal and financial advisors had reached out on various occasions and had discussions with Bidder V and its representatives to encourage Bidder V to execute a non-disclosure agreement and to work towards a definitive proposal, and to do so in a timely fashion given the rapidly approaching date (September 14, 2016) for the stockholder vote on the SBE transaction. However, Bidder V had declined to sign a non-disclosure agreement in the form required by Morgans and had not made any further proposal to Morgans following its preliminary proposal. On September 8, 2016, Bidder V had contacted a member of the Board to indicate that Bidder V was continuing to work on a proposal, but no proposal was received until the evening of September 13, 2016.

At a meeting of the Board of Directors on the morning of September 14, 2016, the members of the Board present (who did not include Brad Nugent, who recused himself), concluded after receiving advice from Morgans’ legal advisors that, in light of the latest proposal from Bidder V, Morgans is required to adjourn the special meeting of stockholders scheduled for 2:00 p.m., Eastern time, on September 14, 2016, in order to allow stockholders additional time to consider supplemental disclosures regarding the latest proposal from Bidder V. This adjournment will also allow the Board and its advisors, consistent with the Board’s fiduciary obligations to evaluate any third party proposal that would reasonably be expected to lead to a superior proposal, to obtain, and provide to stockholders, additional information concerning the proposal by Bidder V. Accordingly, at today’s special meeting of stockholders, Morgans will adjourn the meeting until 2:00, p.m., Eastern Daylight Time, on September 26, 2016, at Hudson hotel, 358 West 58th Street, New York, NY 10019.

At today’s Board meeting, the Board noted that there are significant concerns with regard to the certainty and timing of any potential transaction with Bidder V, including concerns relating to the credibility and financial capacity of Bidder V and its financing source, and Bidder V’s ability to assume or refinance Morgans’ existing mortgage debt and otherwise to obtain the necessary financing to consummate a transaction. The Board noted that almost two months have passed since the initial proposal by Bidder V, Bidder V has not addressed these significant concerns during that time period and Bidder V’s proposed financing source differs from Bidder V’s initial proposal. The Board directed its legal and financial advisers to assist the Board in discussions with Bidder V, its financing source and representatives in order to obtain additional relevant information and to make an appropriate recommendation to the stockholders of Morgans. Morgans and its advisers intend to engage promptly in these discussions, and to keep stockholders informed of material developments in this regard. However, there can be no assurance that

Bidder V will deliver, or be able to deliver, a definitive proposal at a price of $2.75 per share, nor as to what action the Board may take with respect to any such proposal. As of the date hereof, the Board of Directors of Morgans has not made, nor does it currently propose to make, any change in its recommendation in favor of the proposed merger with SBEEG Holdings, LLC.

A redacted form of the September 13 letter from Bidder V follows.

September 13, 2016

Howard M. Lorber

Chairman of the Board of Directors

Morgans Hotel Group Co.

475 Tenth Avenue

New York, NY 10018

Dear Mr. Lorber:

Following our letter of July 18 (the “July 18 Letter”), [REDACTED] and our affiliate [REDACTED] have continued to work with potential financing sources in order to complete the work necessary to formulate a definitive bid to acquire Morgans Hotel Group Co. (“MHGC”). We are writing to reaffirm our proposal to acquire 100% of MHGC’s common stock at an all cash price of $2.75 per share. We recognize that you have scheduled a stockholder meeting for tomorrow, but we believe that your stockholders will find our proposal more attractive than the transaction with SBE to be considered at that meeting.

We are now working with [REDACTED] and are pleased to present this proposal. [REDACTED] has committed to provide the full amount necessary to complete the transaction pursuant to the attached letter. As I’m sure you are aware, [REDACTED].

As mentioned in the July 18 Letter, we anticipate redeeming in full MHGC’s outstanding Series A Preferred Securities, including the liquidation preference plus any accrued distributions and anticipate assuming or refinancing MHGC’s outstanding mortgage debt. In addition, concurrently with entering into definitive documentation, we would be willing to pay the termination fee payable by MHGC under the merger agreement with SBE.

Given the work we have done to date and our knowledge of MHGC and the industry, our remaining due diligence requirements are confirmatory only and, with your cooperation, can be completed in very short order. We have attached an executed version of the confidentiality agreement that was negotiated with your counsel and are prepared to move expeditiously to reach agreement on transaction terms as soon as possible. We anticipate we will be in a position to promptly execute definitive documentation on substantially similar terms to those contained in the merger agreement with SBE, subject to any necessary changes to reflect our transaction and obviously with at least the level of deal certainty that you have with SBE.

This letter does not create any binding obligation on the part of either us or MHGC. No such obligation will exist until a mutually acceptable definitive agreement is executed and delivered. We would ask that you keep the terms and existence of this letter confidential.

We are eager to start moving forward on this mutually beneficial transaction, and to that end look forward to your response by September 14, 2016.

Sincerely,

[REDACTED]

[REDACTED]

About Morgans Hotel Group

Morgans Hotel Group Co. (NASDAQ:MHGC) is widely credited as the creator of the first “boutique” hotel and a continuing leader of the hotel industry’s boutique sector. The Morgans Hotel Group portfolio includes Delano in South Beach and Las Vegas; Mondrian in Los Angeles, London and South Beach; Hudson, Morgans and Royalton in New York; Clift in San Francisco; Shore Club in South Beach; Sanderson and St Martins Lane in London; and 10 Karaköy in Istanbul, Turkey. Morgans Hotel Group has ownership interests in some of these hotels. Morgans Hotel Group has other hotels in various stages of development to be operated under management agreements, including three hotels under construction: Mondrian in Doha and Dubai, and Delano in Dubai. For more information please visit www.morganshotelgroup.com.

Forward-Looking and Cautionary Statements

This press release may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “project,” “predict,” “continue” or other similar words or expressions. These forward-looking statements reflect the Company’s current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause its actual results to differ materially from those expressed in any forward-looking statement. Forward-looking statements in this press release include, without limitation, risks related to the proposed acquisition of the Company by SBEEG Holdings, LLC.

Important risks and factors that could cause the Company’s actual results to differ materially from those expressed in any forward-looking statements include, but are not limited to economic, business, competitive market and regulatory conditions such as: a downturn in economic and market conditions, both in the U.S. and internationally, particularly as it impacts demand for travel, hotels, dining and entertainment; the Company’s level of debt under its outstanding debt agreements, the Company’s obligations under its preferred equity instruments, its ability to restructure or refinance the current outstanding debt and preferred equity instruments, the Company’s ability to generate sufficient cash to repay or redeem outstanding debt and preferred equity instruments or make payments on guarantees as they may become due; the impact of any dividend payments or accruals on the Company’s preferred equity instruments on its cash flow and the value of its common stock; the impact of any strategic plans established by the Company’s Board of Directors; the impact of restructuring charges on the Company’s liquidity; general volatility of the Company’s stock price, the capital markets and the Company’s ability to access the capital markets and the ability of its joint ventures to do the foregoing; the impact of financial and other covenants in the Company’s loan agreements and other debt instruments that limit the Company’s ability to borrow and restrict certain of its operations; the Company’s history of losses; the Company’s liquidity position; the Company’s ability to compete in the “boutique” or “lifestyle” hotel segments of the hospitality industry and changes in the competitive environment in the Company’s industry and the markets where it invests; the Company’s ability to protect the value of its name, image and brands and its intellectual property; risks related to natural disasters, outbreaks of contagious diseases, terrorist attacks, the threat of terrorist attacks and similar disasters, including a downturn in travel, hotels, dining and entertainment resulting therefrom; risks related to the Company’s international operations, such as global economic conditions, political or economic instability, compliance with foreign regulations and satisfaction of international business and workplace requirements; the Company’s ability to timely fund the renovations and capital improvements necessary to sustain the quality of the properties of the Morgans Hotel Group and associated brands; risks associated with the acquisition, development and integration of properties and businesses; the Company’s ability to perform under management agreements and to resolve any disputes with owners of properties that the Company manages but does not wholly own; potential terminations of management agreements and the timing of receipt of anticipated termination fees; the impact of any material litigation, claims or disputes, including labor disputes; the seasonal nature of the hospitality business and other aspects of the hospitality and travel industry that are beyond the Company’s control; the Company’s ability to maintain state of the art information technology systems and protect such systems from cyber-attacks; the Company’s ability to comply with complex U.S. and international regulations, including regulations related to the environment, labor, food and beverage operations and data privacy; ownership of a substantial block of the Company’s common stock by a small number of investors and the ability of such investors to influence key decisions; the risk that the proposed acquisition by SBE, or an alternative thereto, may not be completed in a timely manner or at all, including by reason of the unavailability of financing, which may adversely affect the Company’s business and the price of the common stock of the Company; the failure to satisfy any of the conditions to the consummation of the proposed merger with SBE, including the adoption of the acquisition agreement by the stockholders of the Company, the assumption or refinancing of the Company’s mortgage loan agreements and the receipt of governmental and regulatory approvals; the occurrence of any event, change or other circumstance that could give rise to the termination of the SBE acquisition agreement; the effect of the announcement or pendency of the transaction on the Company’s business relationships, operating results and business generally; risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the transaction; risks related to diverting management’s attention from the Company’s ongoing business operations; the outcome of any legal proceedings that may be instituted against us related to the acquisition agreement or the transaction and other risk factors discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, Quarterly Report on Form 10-Q for the period ended June 30, 2016, and other documents which we file with the Securities Exchange Commission from time to time. All forward-looking statements in this press release are made as of the date hereof, based upon information known to management as of the date hereof, and the Company assumes no obligations to update or revise any of its forward-looking statements even if experience or future changes show that indicated results or events will not be realized.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of the Company by a new holding company to be established SBEEG Holdings, LLC. In connection with the proposed transaction, the Company has filed a definitive proxy statement, and the Company may file or furnish other relevant materials relating to the proposed acquisition with or to the Securities and Exchange Commission. STOCKHOLDERS ARE URGED TO READ ALL RELEVANT MATERIALS FILED WITH OR FURNISHED TO THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE DEFINITIVE PROXY STATEMENT, AS AMENDED, BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Stockholders may obtain a free copy of the definitive proxy statement, as amended, and other documents filed with or furnished to the SEC by the Company at the SEC’s website at www.sec.gov. The Company will make available a copy of its public reports, without charge, upon written request to the General Counsel, Morgans Hotel Group Co., 475 Tenth Avenue, 11th Floor, New York, NY 10018.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information about the directors and executive officers of the Company is contained in the Company’s Form 10-K for the year ended December 31, 2015, its proxy statement filed on April 15, 2016, and its definitive proxy statement filed on August 4, 2016, as amended, which are filed with the SEC.

Contact:

Richard Szymanski

Morgans Hotel Group Co.

212.277.4188

Morgans Hotel Group